Exhibit 10.9

EMPLOYMENT AGREEMENT

This employment agreement (this "Agreement") is made as of the 10th day of May, 2024

BETWEEN:

Velocity Global International Ltd.,

(the "Employer")

and

Timothy Kieffer,

(the "Employee").

WHEREAS the Employer is engaged in the business of, among other things, providing payroll, human resources, and payment services to clients (the “Business”);

AND WHEREAS the Employer wishes to employ the Employee, and the Employee wishes to accept such employment, on the following terms and conditions;

AND WHEREAS the Employee agrees to work for the Employer while under contract to its client Fractyl Health, Inc.;

AND WHEREAS Fractyl Health, Inc. a metabolic therapeutics company is engaged in the business of providing new approaches for the treatment of type 2 diabetes (T2D) and obesity, (the “Client” or “Fractyl Health, Inc.”);

AND WHEREAS the Employer wishes to assign the Employee to perform services within its client Fractyl Health, Inc.;

AND WHEREAS the parties acknowledge that any assignment of the Employee within Fractyl Health, Inc. and nothing contained herein shall be construed as establishing an employer-employee relationship between Fractyl Health, Inc. and the Employee;

IN CONSIDERATION of the mutual covenants herein contained (the receipt and sufficiency of which are acknowledged), the Parties agree as follows:

The preamble shall form an integral part of this Agreement.

1. Employment: The Employer agrees to employ the Employee, and the Employee agrees to work for the Employer, in the capacity set out in Schedule "A" for a term commencing on the date hereof (or the date indicated in Schedule "A", whichever is later) and continuing until terminated in accordance with the provisions of this Agreement.

2. Prior Service: For the purpose of calculating Employee’s years of service and vacation entitlement, your prior service with Client will be recognized. As such, Employee’s net service date will be recognized as September 12th, 2023.

3. Duties: Subject to reasonable direction by the Employer, the Employee shall perform the duties and have the responsibilities set out in Schedule "A". The Employee agrees that the Employee shall, as to the method and manner of performance of the duties and responsibilities and as to the specific nature thereof, be subject at all times to the absolute discretion and control of the Employer through the Representative set out in Schedule “A” or the authorized delegate(s) thereof and hereby also agrees to abide by the policies, instructions, and directions of the Employer as published or otherwise communicated from time to time.

It is understood and agreed that these duties and responsibilities are not exhaustive and may be changed from time to time at the sole discretion of the Employer or its Client, as approved by the Employer. The Employer may require the Employee to perform additional or other duties and responsibilities, consistent with the Employee's position, skills, and experience, from time to time and on an on-going basis. In this regard, the Employee may not refuse any reasonable employment request by the Employer or its Client, as approved by the Employer.

The Employee shall perform such duties faithfully and to the best of his/her abilities and shall not perform similar duties for any other person, firm, corporation, or other entity during the term of this Agreement, without the Employer's prior written consent, which consent is expressly understood as applying to the Client.

4. Provision of Services to the Employer’s Client: The Employee agrees to work for the Employer while under contract to its client Fractyl Health, Inc. The Employer wishes to secure the services of the Employee as an employee to perform certain services for and on behalf of the Employer and its client, Fractyl Health, Inc., as set out in Schedule “A”.

5. Time and Attention: Subject to statutory holidays and approved vacation, the Employee's normal working hours shall be as set out in Schedule "A" attached to this Agreement. The Employee acknowledges that his position may require overtime work and work at irregular hours from time to time.

6. Base Salary: Subject to the provisions of this Agreement, the Employer shall pay the Employee for the duties and responsibilities, an annual base salary, subject to applicable statutory deductions, at the rate or in the amount set out in Schedule "A" (the "Base Salary"). The Base Salary shall be paid semi-monthly, in arrears, or at such other frequency as the Employer may establish as its normal payroll practice. The Employee accepts this amount as payment in full for the duties and responsibilities to be provided by the Employee.

7. Signing Bonus: On the first payday after execution of this Agreement by the Employee, the Employer shall provide the Employee with a one-time signing bonus in the amount of $25,323.42 CAD, less all applicable deductions required by law.

8. Variable Incentive: The Employee will be eligible to participate in the Employer’s variable compensation program, subject to the general principles set out in the attached hereto as Variable Compensation Agreement. The Employer reserves the right to change, amend, or revise all or part of the general principles out in Variable Compensation Agreement and the criteria for earning the variable incentive compensation in its sole discretion, but acting reasonably, and any such changes will not be deemed a breach or termination of this Agreement so long as the altered program provides the opportunity to earn equivalent compensation.

9. Benefits: In addition to the Base Salary, the Employee may be eligible to participate in such benefits plans as amended from time to time, including medical, group insurance, and other benefits, based on eligibility, as are generally made available by the Employer to its employees.

10. Vacation: The Employee is entitled to unlimited vacation time. Pursuant to the Employment Standards Act (ESA), you must take at least two weeks of paid vacation each calendar year for the first five years of employment and three weeks of paid vacation each calendar year once you’ve completed five years of employment. It is the Client’s expectation that you will take more than your statutory vacation entitlement each year. You are required to arrange vacation time having regard to the business, undertakings and best interests of the Client, your team and your duties and responsibilities. Vacation dates are subject to prior written approval by your manager. Since vacation is unlimited, there is no carry over into the following calendar year. At the time of termination of employment for any reason, you are not entitled to receive any payment in lieu of any vacation to which you were entitled, and which has not already been taken, except any payments in respect of vacation pay required by the Employment Standards Act (ESA).

The timing of vacation periods shall be within the discretion of the Employer, reasonably exercised so as not to unnecessarily inconvenience the Employee.

11. Expenses: The Employee shall be reimbursed, in accordance with the Employer’s policies as amended from time, for eligible expenses incurred in the course of the Employee’s duties and responsibilities hereunder and for which the Employee has received prior written authorization from the Employer. For all such expenses, the Employee shall promptly furnish to the Employer original receipts, statements, and vouchers no later than 30 days after the date of the expense.

12. Employer Policies: In addition to the terms and conditions of this Agreement, the Employee’s employment by the Employer shall be subject to the policies and procedures set forth in all applicable handbooks, policies and manuals (the "Policies"), which may be provided to the Employee during the course of his or her employment. The Employee acknowledges that the Policies may be modified by the Employer at any time, and that any such modifications shall apply to the Employee.

Additionally, while performing onsite work duties for any client of the Employer, the employee is expected to adhere to specific workplace policies of those clients and to familiarize themselves with those policies.

13. Background Checks: The Employee agrees that the Employer may conduct background checks (credit and criminal record) and that the Employee's continued employment is subject to the satisfactory completion of these checks. This Agreement is conditional upon the Employee’s successful completion of pre-employment screening. Pre-employment screening is a mandatory part of the Employer’s recruitment and selection process for all external hires and will include a criminal record check and reference checks.

14. Termination of Employment: Employee’s employment hereunder and the Term may be terminated by the Employer or Employee, as applicable, without any breach of this Agreement under the following circumstances and the Term will end on the Date of Termination:

(a) Circumstances.

i. Death. Employee’s employment hereunder shall terminate upon Employee’s death.

ii. Disability. If Employee has incurred a Disability, as defined below, the Employer or the Client may terminate Employee’s employment.

iii. Termination for Cause. The Employer may terminate Employee’s employment for Cause, as defined below.

iv. Termination without Cause. The Employer may terminate Employee’s employment without Cause.

v. Resignation from the Company with Good Reason. Employee may resign Employee’s employment with the Employer or Client with Good Reason, as defined below.

vi. Resignation from the Company without Good Reason. Employee may resign Employee’s employment with the Employer or Client for any reason other than Good Reason or for no reason.

(b) Notice of Termination. Any termination of Employee’s employment by the Employer or by Employee under this Section 14 (other than termination pursuant to Section 14 (a)(i)) shall be communicated by a written notice to the other Party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated, if applicable, and (iii) specifying a Date of Termination which, if submitted by Employee, shall be at least thirty (30) days following the date of such notice (a “Notice of Termination”). A Notice of Termination submitted by the Employer or Client may provide for a Date of Termination on the date Employee receives the Notice of Termination, or any date thereafter elected by the Employer. The failure by either Party to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Party hereunder or preclude the Party from asserting such fact or circumstance in enforcing the Party’s rights hereunder.

(c) Employer Obligations upon Termination. Upon termination of Employee’s employment pursuant to any of the circumstances listed in this Section 14, Employee (or Employee’s estate) shall be entitled to receive the sum of: (i) the portion of Employee’s Annual Base Salary earned through the Date of Termination, but not yet paid to Employee; (ii) any expense reimbursements owed to Employee; pursuant to Section 11; (iii) any amount accrued and arising from Employee’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Client Arrangements”); (iv) any unpaid and accrued vacation pay earned up to the Date of Termination and the applicable notice period; and (v) any notice of termination, or pay in lieu thereof as required by the Employment Standards Act. Except as otherwise expressly required by the Employment Standards Act, other applicable provincial law or as specifically provided herein, all of Employee’s rights to salary, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Employee’s employment hereunder. In the event that Employee’s employment is terminated by Employer for any reason, Employee’s sole and exclusive remedy shall be to receive the payments and benefits described in this Section 14 (c), (e), (f) or (g) or Section 3 (e), as applicable.

(d) Deemed Resignation. Upon termination of Employee’s employment for any reason, Employee shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its subsidiaries.

15. Severance Payments.

(a) Termination for Cause, or Termination Upon Death, Disability or Resignation from the Company Without Good Reason. If Employee’s employment shall terminate as a result of Employee’s death pursuant to Section 15 (a)(i) or Disability pursuant to Section 15(a)(ii), pursuant to Section 15 (a)(iii) for Cause, or pursuant to Section 15 (a)(vi) for Employee’s resignation from the Employer and Client without Good Reason, then Employee shall not be entitled to any severance payments or benefits, except as provided in Section 14(c).

(b) Termination without Cause, or Resignation from the Company with Good Reason. If Employee’s employment terminates without Cause pursuant to Section 15 (a)(iv), or pursuant to Section 15 (a)(v) due to Employee’s resignation with Good Reason, then except as otherwise provided under Section 15 (c) and subject to Employee signing on or before the 21st day following Employee’s Separation from Service (as defined below), and not revoking, a release of claims substantially in the form attached as Schedule “C” to this Agreement (the “Release”) and Employee’s continued compliance with Sections 16-18, Employee shall receive, in addition to payments and benefits set forth in Section 14 (c), the following:

i. an amount in cash equal to 1.0 times the Annual Base Salary, payable in the form of salary continuation in regular installments over the twelve (12)-month period following the date of Employee’s Separation from Service (the “Severance Period”) in accordance with the Client’s normal payroll practices;

ii. to the extent unpaid as of the Date of Termination and the applicable notice period, an amount of cash equal to any Annual Bonus earned by Employee for the Client’s fiscal year prior to the fiscal year in which the Date of Termination occurs, as determined by the Board in its discretion based upon actual performance achieved, which Annual Bonus, if any, shall be paid to Employee in the fiscal year in which the Date of Termination occurs when bonuses for such prior fiscal year are paid in the ordinary course to actively employed senior Employees of the Employer on assignment to the Client; and

iii. The Employer shall directly pay, or reimburse Employee for, the benefit premiums for Employee and Employee’s covered dependents under such plans, during the period commencing on Employee’s Separation from Service and ending upon the earliest of (A) the last day of the Severance Period, (B) the date that Employee and/or Employee’s covered dependents become no longer eligible under the benefits plan and (C) the date Employee becomes eligible to receive medical, dental or vision coverage, as applicable, from a subsequent employer (and Employee agrees to promptly notify the Company of such eligibility) (the “Benefit Continuation Period”). Notwithstanding the foregoing, if the Client determines it cannot provide the foregoing benefit without potentially violating applicable law or incurring an excise tax, The Employer shall in lieu thereof provide to Employee a taxable monthly payment in an amount equal to the monthly benefits premium that Employee would be required to pay to continue Employee’s and Employee’s covered dependents’ group health coverage in effect on the Date of Termination (which amount shall be based on the premium for the first month of benefits coverage), which payments shall continue for the remainder of the Benefit Continuation Period.

(c) Change in Control. In lieu of the payments and benefits set forth in Section 15(b), in the event Employee’s employment terminates without Cause pursuant to Section 14(a)(iv), or pursuant to Section 14(a)(v) due to Employee’s resignation with Good Reason, in either case, within three (3) months prior to or eighteen (18) months following the date of a Change in Control, subject to Employee signing on or before the 21st day following Employee’s Separation from Service, and not revoking, the Release and Employee’s continued compliance with Section 16 Employee shall receive, in addition to the payments and benefits set forth in Section 14(c), the following:

i. an amount in cash equal to 1.0 times the Annual Base Salary, payable in equal installments over the twelve (12)-month period following the date of Employee’s Separation from Service (the “CIC Severance Period”) in accordance with the Client’s normal payroll practices;

ii. the payment set forth in Section 15 (b)(ii);

iii. the benefits set forth in Section 15 (b)(iii), provided that for this purpose, the “Severance Period” will mean the CIC Severance Period;

iv. an amount in cash equal to 1.0 times the Target Annual Bonus, payable in a lump sum on the Company’s first ordinary payroll date that occurs after the Date of Termination; and.

v. The Employer recognizes that the Client is solely responsible for managing the Employees’ equity based awards. All unvested equity or equity-based awards held by Employee under any Client equity compensation plans that vest solely based on continued employment or service to Client shall immediately become 100% vested (for the avoidance of doubt, with any such awards that vest in whole or in part based on the attainment of performance-vesting conditions being governed by the terms of the applicable award agreement).

(d) Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 14 through 30 will survive the termination of Employee’s employment and the termination of the Term.

16. Non-Solicitation: Employee acknowledges and recognizes the highly competitive nature of the industry in which the Client is involved and agrees that he/she shall (i) have access to the Client’s Confidential Information (as defined in Section 17), (ii) benefit from the Client’s goodwill, and (iii) obtain a competitive advantage as to the Client, its customers and prospective customers. Accordingly, Employee agrees that during the “Restricted Period” (defined as the period of Employee’s employment and one year after Employee’s employment ends, regardless of the reason for it ending), Employee will not directly or indirectly, on Employee’s own behalf or on behalf of another:

(a) solicit or do business with any customers or prospective customers of the Client, including those with whom Employee had professional “Contact” during his engagement with the Client, for the purpose of providing or seeking to provide any products or services that relate, directly or indirectly, to the Client’s business (the “Competitive Services”). “Contact” means any interaction, whether direct or indirect, between Employee and a Client customer or prospective customer that takes place in an effort to establish, maintain, service, provide services and/or further a business relationship on behalf of the Client;

(b) solicit or do business with any customer or prospective customer of the Client -- about whom Employee obtained information, or became familiar with through Proprietary Information, during his employment with the Client -- for the purpose of providing or seeking to provide Competitive Services;

(c) interfere in any way with the Employer’s or Client’s relationship with any customer, business partner, supplier or vendor; or

(d) either alone or in association with others (i) solicit, induce or attempt to induce, any employee or independent contractor of the Employer or Client to terminate his or her employment or other engagement with the Employer or Client, or (ii) hire, or recruit or attempt to hire, or engage or attempt to engage as an independent contractor, any person who was employed or otherwise engaged by the Employer or Client at any time during the term of the Employee’s assignment with the Client; provided, that this clause (iii) shall not apply to the recruitment or hiring or other engagement of any individual whose employment or other engagement with the Client has been terminated for a period of six months or longer.

(e) Extension. If the Employee violates the provisions of any of the preceding paragraphs of this Section 16, the Employee shall continue to be bound by the restrictions set forth in such paragraph until a period of one year has expired without any violation of such provisions.

17. Confidentiality: It is essential to the success of the Employer that the business and the affairs of the Employer and the Client are kept in strictest confidence. Therefore, the Employee shall not, during his employment by the Employer or at any time thereafter, in any manner, except where authorized in writing or required by law or by the Employer or the Client in writing, divulge, disclose or communicate to any person, firm, corporation or other entity, or use for the Employee's own purpose or benefit or for any purpose or benefit other than that of the Employer or the Client, any Confidential Information that the Employee may acquire or have access to as a result of his/her employment.

"Confidential Information" includes, without limitation, any information or material relating to the business or affairs of the Employer or the Client and not generally known outside of the Employer or the Client or its affiliates, whether or not originated by the Employee, including, without limiting the generality of the foregoing, information concerning: the Employer's or the Client's services, products and product designs, intellectual property, discoveries, inventions, trade secrets, designs, apparatuses, products, product improvements, product enhancements, processes, methods, techniques, formulas, structures, compositions, compounds, negotiation strategies and positions, projects, developments, plans (including business and marketing plans), research data, clinical data, financial data (including sales costs, profits, pricing methods), personnel data, computer programs (including software used pursuant to a license agreement), customer, prospect and supplier lists, contacts at or knowledge of customers or prospective customers of the Client, customer information or data, contracts, personnel, business methods, manner of operation, opportunities and any information regarding the financial affairs or position of the Employer or the Client or respective customers, production of legal materials, software development and design, business or software architecture, software not yet known to the public, clients or prospective clients, internal communications, events, or meetings, or any other research, development, operations, marketing, transactions, regulatory affairs, discoveries, inventions, methods, processes, articles, materials, algorithms, formulas, specifications, designs, drawings, data, strategies, plans, prospects, know-how and ideas, whether tangible or intangible, and including all copies, analyses and other derivatives thereof.

18. Ownership: The Employee agrees that any and all intellectual property rights in and to any and all innovations, improvements, inventions (whether patentable or not), discoveries, computer programs, works, processes, formulae, designs, methods, know-how, Confidential Information and other proprietary information (collectively, "Work Products"), which he/she may conceive or make or have conceived or made during the course of his employment with the Employer (including any and all agreements on behalf of Client), shall be and are the exclusive property of the respective Client. To the extent that any Work Product created by the Employee shall be considered a “work made in the course of employment” as that term is understood pursuant to the Copyright Act (Canada) (and any amendments or re-enhancements thereof), all rights therein shall be the property of the Employer. Employee agrees to assign and does hereby assign to the Client all his right, title and interest in and to all Developments and Work Products and all related patents, patent applications, copyrights and copyright applications (“Intellectual Property Rights”).

The Employee hereby acknowledges and agrees that:

(a) The Employee will not have or acquire any copyright or other intellectual property right in any manner whatsoever in or to any of the Work Product or Intellectual Property Rights;

(b) The Employee irrevocably waives any moral rights he may have in the Work Product or any part or parts thereof. “Moral Rights” means any rights to claim authorship of the Work Product, to object to any modification of the Work Product, and any similar right that exists under judicial or statutory law of any country in the world or under any treaty, regardless of whether or not such right is called or generally referred to as a “moral right”.

(c) Employee will make full and prompt disclosure to the Employer and Client of all discoveries, inventions, improvements, enhancements, processes, methods, techniques, developments, trade secrets, computer programs, software, and other works of authorship, whether or not patentable or copyrightable, (i) which have been created, made, conceived or reduced to practice by the Employee or under his direction or jointly with others prior to the date hereof and which relate directly or indirectly to the business of the Employer or Client, except those “Prior Developments” listed and described on Schedule “B” attached hereto, or (ii) which are created, made, conceived or reduced to practice by him/her or under his/her direction or jointly with others during his employment by the Employer, whether or not during normal working hours or on the premises of the Employer or Client (all of which are collectively referred to in this Agreement as “Developments”).

(d) Employee agrees to cooperate fully with the Employer or Client, both during and after his/her employment with the Employer, with respect to the procurement, maintenance and enforcement of copyrights, patents and other Intellectual Property Rights (both in Canda, the United States and foreign countries) relating to Developments. The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Employer or Client may deem necessary or desirable in order to protect its Intellectual Property Rights in any Development. The Employee further agrees that if the Employer or Client is unable, after reasonable effort, to secure the signature of the Employee on any such papers, any executive officer of the Client shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Employee, and the Employee hereby irrevocably designates and appoints each executive officer of the Client as his agent and attorney-in-fact to execute any such papers on his/her behalf, and to take any and all actions as the Client may deem necessary or desirable in order to protect its Intellectual Property Rights in any Development, under the conditions described in this sentence.

Notice: Employee represents that the Prior Developments identified in Schedule “C” attached hereto, if any, comprise all the Prior Developments that Employee has made or conceived prior to his employment by the Employer and Client. IF THERE IS ANY SUCH PRIOR DEVELOPMENTS TO BE EXCLUDED, EMPLOYEE SHOULD INITIAL HERE; OTHERWISE IT WILL BE DEEMED THAT THERE ARE NO SUCH EXCLUSIONS ______

In order to give full effect to the above provisions, the Employee agrees, whenever requested by the Employer or the Client and without any obligation of the Employer or the Client to pay any other compensation to him or her, at the Employer's or the Client's expense, to execute any and all assignments or other documents and do all other things which the Employer or the Client may deem necessary or appropriate in order to:

(a) assign, transfer, convey or otherwise make available to the Employer or the Client respectively the exclusive rights, title and interest in and to any Developments, Intellectual Property Rights and Work Product or any part or parts thereof; or

(b) apply for, prosecute and obtain patents, copyrights, trade mark registrations, industrial design registrations and any other registrations or grants of rights of a similar nature in US, Canada or in any other country in respect of the Developments, Intellectual Property Rights and Work Product or any part or parts thereof.

19.
Certain Definitions.
a.
Cause. The Employer shall have “Cause” to terminate Employee’s employment hereunder upon:
i.
The Employer and Client’s reasonable, good faith determination that Employee has engaged in misconduct that is incompatible with the fundamental terms of the employment relationship;
ii.
Employee’s commission of any act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Employer and Client or any of its affiliates; and
iii.
Any grounds, including willful misconduct, consistent with the Employment Standards Act or found at common law foe which an employer is entitled to dismiss an employee without notice.
b.
Change in Control. “Change in Control” shall have the meaning set forth in the Fractyl Health, Inc. 2024 Incentive Award Plan, as in effect on the Effective Date.

c.
Date of Termination. “Date of Termination” shall mean (i) if Employee’s employment is terminated by Employee’s death, the date of Employee’s death; or (ii) if Employee’s employment is terminated pursuant to Section 3(a)(ii)– (vi)either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b), whichever is earlier.
d.
Disability. “Disability” shall mean, at any time the Employer or any of its affiliates sponsors a long-term disability plan for the Employer’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if Employee qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether Employee has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Employer does not sponsor a long-term disability plan for its employees, “Disability” shall mean Employee inability to perform, with or without reasonable accommodation, the essential functions of Executive’s positions hereunder for a total of three months during any six-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Employer or its insurers and acceptable to Employee or Employee’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed. Any refusal by Employee to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of Employee’s Disability.
e.
Good Reason. For the sole purpose of determining Employee’s right to severance payments and benefits as described above, Employee’s resignation will be with “Good Reason” if Employee resigns within ninety (90) days after any of the following events, unless Employee consents in writing to the applicable event: (i) a material reduction in Employee’s Annual Base Salary or Target Annual Bonus (excluding any reduction in Annual Base Salary that is proportionate to a reduction of base salaries affecting substantially all other executive officers of the Company), (ii) a material decrease in Employee’s authority or areas of responsibility as are commensurate with Executive’s title or position with the Company, (iii) if applicable, the relocation of Employee’s primary office to a location more than twenty-five (25) miles from the Employee’s primary office as of the date of this Agreement or (iv) the Company’s breach of a material provision of this Agreement. Notwithstanding the foregoing, no Good Reason will have occurred unless and until: (a) Employee has provided the Client, within sixty (60) days of Employee’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written notice stating with specificity the applicable facts and circumstances underlying such finding of Good Reason; (b) the Employee has had an opportunity to cure the same within thirty (30) days after the receipt of such notice; and (c) the Client shall have failed to so cure within such period.

20. Return of Property: Upon the termination of his/her employment for any reason whatsoever, the Employee shall deliver to the Employer or the Client respectively, any and all Work Product, Confidential Information, records, manuals, training materials, keys, equipment (including, without limitation, any laptop computer, mobile phone or other wireless telecommunication devices) and other property belonging to the Employer or the Client within the Employee's possession or control, without retaining any copies thereof, as applicable.

21. Reasonableness of Covenants: The Employee acknowledges and agrees that the covenants set forth in Sections 16 (Non-Solicitation), 17 (Confidentiality) and 18 (Ownership) hereof are reasonable and necessary to protect the proprietary and business interests of the Employer and constitute a material inducement to the Employer to enter into this Agreement and employ the Employee and that the Employer would not enter into this Agreement absent such inducement. The Employee waives any and all defenses to the strict enforcement thereof.

22. Equitable Remedies: The Employee acknowledges and agrees that a breach by him or her of any of the provisions of Sections 16 (Non-Solicitation), 17 (Confidentiality) and 18 (Ownership) hereof would cause irreparable harm to the Employer, which could not be adequately compensated for by damages, and in the event of such a breach (or the reasonable apprehension of such a breach) by the Employee of any such provisions, the Employee agrees that the Employer shall be entitled to temporary and permanent injunctive relief against any breach or further breach of the said provisions, without bond or security, and without a requirement that the Employer proves actual damages or establish the adequacy of any of the remedies available to it. The provisions of this Section shall be in addition to and not in substitution for any other remedy which the Employer may have in respect of any such breach.

23. Severability: In the event that any section, clause, or provision herein, or part thereof shall be deemed void, invalid, or unenforceable by a court of competent jurisdiction, the remaining sections, clauses or provisions, or part thereof, shall be and remain in full force and effect.

24. Amendment & Waiver: The terms of this Agreement may not be amended or revised except by an instrument in writing signed by both parties. No waiver of any provision of this Agreement shall be binding unless in writing and signed by the party entitled to grant the waiver. No failure to exercise or delay in exercising any right or remedy under this Agreement will be deemed to be a waiver of that right or remedy. No waiver of any breach of any provision of this Agreement will be deemed to be a waiver of any subsequent breach of that provision.

25. Entire Agreement: This Agreement, including the Schedule(s) referred to herein and attached hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral. There are no representations, warranties, conditions, terms or collateral contracts affecting the employment contemplated in this Agreement except as set out in this Agreement.

26. Survival: The covenants contained in this Agreement that are intended to survive the termination of the Employee's employment including, but not limited to, those in Sections 15 through 16 hereof, shall so survive and continue in full force and effect to bind the Employee in accordance with their terms.

27. Headings: The headings used in this Agreement are for convenience only and are not to be construed in any way as additions to or limitations of the covenants and agreements contained in it.

28. Assignment: The Employer at its discretion may assign this Agreement and its rights hereunder in whole or in part to any parent, associated, related or subsidiary company provided that said assignments shall not result in the Employee being regularly assigned to a position or to functions which are of a lesser status than those outlined herein. The Employee shall not have the right to assign this Agreement whatsoever in whole or in part.

29. Governing Law: This Agreement shall be governed by the laws of the Province of British Columbia and the parties irrevocably attorn to the jurisdiction of the Courts of the Province of British Columbia and all courts competent to hear appeals therefrom.

30. Other Agreement: The Employee represents that, except as the Employee has disclosed in writing to the Employer, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his/her employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. The Employee further represents that his/her performance of all the terms of this Agreement and the performance of his/her duties as an employee of the Employer do not and will not conflict with or breach any agreement with any prior employer or other party to which the Employee is a party (including without limitation any nondisclosure or non-competition agreement), and that the Employee will not disclose to the Employer or induce the Employer to use any confidential or proprietary information or material belonging to any previous employer or others.

31. Independent Legal Advice: The Employee acknowledges that he has: (a) been given sufficient time to review this Agreement; (b) read and understands the terms of this Agreement; (c) has been advised of the right, and has been provided with a reasonable opportunity, to obtain independent legal advice in connection with the execution of this Agreement prior to his/her execution hereof; (d) obtained or freely chosen not to obtain such independent legal advice; and (e) received a fully executed copy of this Agreement.

/s/Timothy Kieffer___________________

Employee Timothy Kieffer

May 10, 2024________________________

Date

Velocity Global International Ltd.

Per:

/s/ Mina Mikhail_____________________

Name: Mina Mikhail

Title: Counsel, Canada

May 10, 2024________________________

Date

SCHEDULE "A"

to Employment Agreement between

Velocity Global International Ltd., ("Velocity. Global" or "Employer") and Timothy Kieffer ("Employee")

Commencement Date: May 1st, 2024

Job Title: Chief Scientific Officer

Main Duties and Responsibilities Include:

Services provided to Client:

• Help oversee scientific projects for Revita and Rejuva; help define and execute publication and dissemination strategy for these academic collaborations.

• Strategically guide and participate in engagement with external audiences on Client science including publications, scientific exchanges with external audiences/KOLs, investor meetings, etc.

• Oversee the scientific vision for the development of the Revita and Rejuva candidates and additional downstream pipeline opportunities.

• Other projects as assigned from time to time.

Reports To (“Representative”): Harith Rajagopalan, MD, PhD

Local Office: Home Office – Vancouver, BC.

Hours: 40 hours per week.

Base Salary: CAD $607,129.00 per annum.

Sign-on Bonus: $25,323.42 CAD.

Expense Reimbursement or other Remuneration: Any business expenses will be reimbursed through Velocity Global’s expense platform. All expenses require a receipt, statement, or voucher as outlined in clause 11 of this Employment Agreement. Expenses must be approved by both the Client and Velocity Global.

Annual Vacation Entitlement: Unlimited PTO.

Group Benefits Plan: The Employee and their dependents will be eligible to participate in the Employers Group Extended Benefits Plan (Standard Level). The employee will also be entitled to an additional 1x annual salary supplemental life-insurance plan with Canada Life Enhance Life/ADD.

SCHEDULE “B”

As used in this Agreement, the term “Prior Developments” shall mean any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes or subject to analogous protection) created, made or conceived by Employee prior to Employee’s employment with the Company and Client. Employee understands that it is only necessary to list the title of such Prior Developments and the purpose thereof, but not the details of the Prior Developments.

The following is a complete list of all Prior Developments and the purpose of the Prior Developments (please list any patents by patent number and any patents pending):

•
Riedel MJ et al. DsAAV8-mediated expression of glucagon-like peptide-1 in pancreatic beta-cells ameliorates streptozotocin-induced diabetes. Gene Ther. 2010 Feb;17(2):171-80 (PMID19865180)
•
Provisional patent filing “Pancreatic islet cells that express therapeutic Proteins and methods of making the same”
•
Zhao J et al. Differentiation of Human Pluripotent Stem Cells into Insulin-Producing Islet Clusters. Differentiation of Human Pluripotent Stem Cells into Insulin-Producing Islet Clusters. J Vis Exp. 2023 Jun 23;(196) (PMID: 37427943)

/s/ Timothy Kieffer_______________________

Employee Signature

Date: May 10, 2024_______________________

SCHEDULE “C”

Separation Agreement and Release

This Separation Agreement and Release (“Agreement”) is made by and between Timothy Kieffer (“Executive”) Fractyl Health, Inc. (the “Company”), and Velocity Global International Ltd. (the “Employer”)(collectively referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of _____, 2024 (the “Employment Agreement”) and the Non-Disclosure, Non-Solicitation and Inventions Agreement, dated as of ________, 2024 (the “Restrictive Covenant Agreement”); and

WHEREAS, in connection with Executive’s termination of employment with the Employer and the Company or a subsidiary or affiliate of the Employer or the Company effective ________, 20__, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Employer or the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Employer or Company or their subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Executive’s ownership of vested equity securities of the Company, vested benefits or Executive’s right to indemnification by the Company or any of its affiliates pursuant to contract or applicable law (collectively, the “Retained Claims”).

NOW, THEREFORE, in consideration of the severance payments and benefits described in [Section 4] of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on Executive’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Parties hereby agree as follows:

1. Severance Payments and Benefits; Salary and Benefits. The Employer and Company agree to provide Executive with the severance payments and benefits described in [Section 4(b)/4(c)] of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Employer and Company shall pay or provide to Executive all other payments or benefits described in [Section 3(c)] of the Employment Agreement, subject to and in accordance with the terms thereof.

2. Release of Claims. Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Employer or the Company, any of their direct or indirect subsidiaries and affiliates, and any of their or their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of any of Executive’s heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Agreement, including, without limitation:

(a) any and all claims relating to or arising from Executive’s employment or service relationship with the Employer and the Company or any of their direct or indirect subsidiaries or affiliates and the termination of that relationship;

(b) any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state law, and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002;the Employment Standards Act; and the Income Tax Act RSC, 1985, c.1;

(e) any and all claims for violation of the federal or any state constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement;

(h) any and all claims arising out of the wage and hour and wage payments laws and regulations of the state or states in which Executive has provided service to the Employer or Company or any of their affiliates (including without limitation the Massachusetts Payment of Wages Law and the Employment Standards Act); and

(i) any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, provincial, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Employer or the Company (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from Parent, the Employer, the Company or any other Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state or provincial law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of the plan, claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Employer or the Company or its affiliates and Executive’s right under applicable law, and any Retained Claims. This release further does not prevent Executive from (i) reporting possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of any whistleblower protection provisions of state, provincial or federal law or regulation (including the right to receive an award for information provided to any such government agencies), (ii) exercising any rights Executive may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions, or (iii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that Executive has reason to believe is unlawful. This release further does not release claims for breach of [Section 3(c)] or [Section 4] of the Employment Agreement.

3. Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has 21 days within which to consider this Agreement, and the Parties agree that such time period to review this Agreement shall not be extended upon any material or immaterial changes to this Agreement; (c) Executive has seven business days following Executive’s execution of this Agreement to revoke this Agreement pursuant to written notice to the General Counsel of the Company and the Employer; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21 day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

4. Restrictive Covenants.

a)
Executive acknowledges and agrees that the restrictive covenants and other post-termination obligations set forth in the Restrictive Covenant Agreement, including without limitation Executive’s obligations relating to confidentiality, non-use and non-disclosure of Proprietary Information (as defined in the Restrictive Covenant Agreement), cooperation and return of property, non-competition and non-solicitation, are hereby incorporated by reference and shall remain in full force and effect pursuant to their terms to the maximum extent permitted by applicable law.
b)
Executive’s continued compliance with the terms of the Restrictive Covenant Agreement (as modified in Section 4(a) above) (collectively, the “Restrictive Covenants”) is a material condition to receipt of the severance payments and benefits set forth in Section 1 of this Agreement. In the event Executive breaches any part of such Restrictive Covenants, then, in addition to any remedies and enforcement mechanisms set forth in the Employment Agreement and this Agreement, and any other remedies available to the Company and the Employer(including equitable and injunctive remedies), Executive shall forfeit any additional consideration owing and shall be obligated to promptly return to the Company and the Employer (within fifteen (15) business days of any breach) the full gross amount of all severance payments and benefits provided.

5. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

6. No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

7. Governing Law; Dispute Resolution. This Agreement shall be subject to the provisions of [Sections 9(a), 9(c), and 9(g)] of the Employment Agreement.

8. Effective Date. Executive has seven business days after Executive signs this Agreement to revoke it and this Agreement will become effective on the day immediately following the seventh business day after Executive signed this Agreement (the “Effective Date”). For the avoidance of doubt, if Executive revokes this Agreement as provided herein, the Parties’ modification to the Restrictive Covenant Agreement set forth in Section 4(a) above shall be void and of no effect and, unless the Company and the Employer has elected or elects in writing to expressly waive Executive’s noncompetition obligations set forth in Section 1(a) of the Restrictive Covenant Agreement as provided in Section 3(g) of the Restrictive Covenant Agreement, including without limitation Section 1 of the Restrictive Covenant Agreement, shall remain in full force and effect.

9. Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or the Employer or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that: (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company or the Employer that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.

[Signature Page Omitted]